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Exhibit 5.A

3400 JPMorgan Chase Tower, 600 Travis Houston, TX 77002 Telephone: 713-226-1200 Fax: 713-223-3717 www.lockelord.com

August 5, 2011

Southern Natural Gas Company, L.L.C.
Southern Natural Issuing Corporation
1001 Louisiana Street
Houston, Texas 77002

Ladies and Gentlemen:

        As set forth in the Registration Statement on Form S-4 (the "Registration Statement") filed on the date hereof with the Securities and Exchange Commission (the "Commission") by Southern Natural Gas Company, L.L.C., a Delaware limited liability company (the "Company"), and Southern Natural Issuing Corporation, a Delaware corporation ("Issuing Corp." and together with the Company, the "Issuers"), under the Securities Act of 1933, as amended (the "Act"), relating to the registration under the Act of the offering and issuance of $300,000,000 aggregate principal amount of the Issuers' 4.40% Senior Notes due 2021 (the "Exchange Notes"), to be offered by the Issuers in exchange (the "Exchange Offer") for a like principal amount of the Issuers' issued and outstanding 4.40% Senior Notes due 2020 (the "Outstanding Notes"), certain legal matters in connection with the Exchange Notes are being passed upon for you by us. The Exchange Notes are to be issued under the Seventh Supplemental Indenture, dated as of June 7, 2011 (the "Indenture"), between the Issuers and Wilmington Trust Company, a Delaware banking corporation, as trustee (the "Trustee"). At your request, this opinion is being furnished to you for filing as Exhibit 5.A to the Registration Statement.

        In our capacity as your counsel in connection with the transaction referred to above and as a basis for the opinions herein after expressed, we have examined (i) the Registration Statement; (ii) the Indenture; (iii) the First Amended and Restated Limited Liability Company Agreement of the Company, the Certificate of Conversion of the Company, and the Certificate of Formation of the Company; (iv) the Bylaws of Issuing Corp. and the Certificate of Incorporation of Issuing Corp.; (v) originals, or copies certified or otherwise identified, of the limited liability and corporate records of the Issuers, including minute books of the Issuers as furnished to us by the Issuers; (vi) certificates of public officials and of representatives of the Issuers; (vii) statutes; and (viii) other instruments and documents. We have assumed that the signatures on all documents examined by us are genuine, all documents submitted to us as originals are authentic, and all documents submitted to us as certified or photostatic copies conform to the originals thereof. We also have assumed that (i) the Indenture has been duly authorized, executed, and delivered by the Trustee and constitutes the legal, valid, and binding obligation of the Trustee; (ii) the Registration Statement and any amendments thereto (including post-effective amendments) will have become effective under the Act, and the Indenture will have been qualified under the Trust Indenture Act of 1939, as amended; and (iii) the Exchange Notes will have been duly executed, authenticated, and delivered in accordance with the provisions of the Indenture and issued in exchange for Outstanding Notes pursuant to, and in accordance with the terms of, the Exchange Offer as contemplated in the Registration Statement and in compliance with applicable federal and state securities laws.

        On the basis of the foregoing, and subject to the qualifications and limitations hereinafter set forth, we are of the opinion that the Exchange Notes, when issued, will constitute valid and legally binding obligations of the Issuers, enforceable against the Issuers in accordance with their terms, except as that enforcement is subject to (i) any applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance, or other laws relating to or affecting creditors' rights generally;

(ii) general principles of equity (regardless of whether that enforceability is considered in a proceeding in equity or at law); or (iii) any implied covenants of good faith and fair dealing.

        The opinion set forth above is limited in all respects to matters of the laws of the State of New York, the laws of the State of Texas, the General Corporation Law of the State of Delaware, as well as all applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such laws and applicable federal law of the United States of America, in each case as in effect on the date hereof, and we do not express any opinion as to the applicability of or the effect thereon of the laws of any other jurisdiction. We express no opinion as to any matter other than as set forth herein, and no opinion may be inferred or implied herefrom. We hereby consent to the filing of this opinion of counsel as Exhibit 5.A to the Registration Statement. We also consent to the reference to our Firm under the heading "Legal Matters" in the prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,
/s/ Locke Lord Bissell & Liddell LLP
LOCKE LORD BISSELL & LIDDELL LLP

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  Exhibit 5.A